Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release
Contacts - Investor Relations: Reed Nolte 212-852-7092
Press: Jack Horner 212-852-7952

News America Incorporated Announces Results of the Optional Holder Redemption of 0.75% Senior Exchangeable BUCS

Company Also Announces Mandatory Redemption of All Outstanding 0.75% Senior Exchangeable BUCS
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NEW YORK, NY, March 15, 2010 - News America Incorporated (the "Company"), a subsidiary of News Corporation, announced today that it redeemed 98.6% of the Company's 0.75% Senior Exchangeable BUCS (the "Securities") at the specified redemption price of $1,013.48 per Security in connection with the holders' right to tender Securities on the March 15, 2010 holder redemption date (the "Holder Redemption"). Additionally, the Company today issued a notice to the remaining holders of the Securities announcing that the Company will redeem all of the remaining outstanding Securities on April 14, 2010 for cash (the "Mandatory Redemption").

In connection with the Holder Redemption, the Company paid an aggregate of approximately $1.65 billion to the holders of the Securities that had exercised this redemption option which is based on the redemption price of $1,013.48 per Security. Approximately 1.4% of the Securities, with a carrying value of approximately $22.77 million, remain outstanding and will be subject to the Mandatory Redemption. The Company will pay cash equal to the redemption price of $1,007.53 per Security, which represents the amount equal to the adjusted principal amount of such Securities plus accrued and unpaid interest and any final period distribution, in connection with the Mandatory Redemption.

The Securities were issued pursuant to the Indenture, dated as of March 21, 2003, as supplemented (the "Indenture"), among the Company, News Corporation (f/k/a The News Corporation Limited), the guarantors named therein and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (the "Trustee").

The Trustee is acting as the Company's paying agent and exchange agent in connection with the Mandatory Redemption.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2009 of approximately US$56 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; integrated marketing services; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.